Exhibit 10.2

Spherix Incorporated

August 30, 2007

Robert A. Lodder, Ph.D.

192 Timberlane Court

Nicholasville, KY 40356-9779

Dear Rob:

On behalf of the Board of Directors (the “Board”) of Spherix Incorporated (the “Company”), I am pleased to offer you the position of President of the Company

1.                                       POSITIONS;  START DATE

As President of the Company (“COO”), you shall report to the CEO/COO of the Company and perform such other duties as may be assigned to you by the Board. You agree not to actively engage in any other employment, occupation or consulting activity that conflicts with the interests of the Company. Unless we mutually agree otherwise, you will commence employment as the President immediately upon the closing of the sale by the Company of InfoSpherix, August 16, 2007 (the “Start Date”).

2.                                       SALARY

Your salary will be $13,333.33 per month ($160,000.00 annualized), payable monthly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your salary will be reviewed annually by the Board, or its Compensation Committee, and any adjustments will be effective as of the date determined by the Board, or its Compensation Committee.

3.                                       RESTRICTED STOCK AWARD

As a one-time “signing bonus” you will be granted a restricted stock award of 15,000 shares of Company common stock as of the Start Date which will vest over a one year period. The restricted stock will be issued pursuant to the provisions of a Restricted Stock Agreement.

4.                                       BONUS

In addition to your salary, you will be eligible to earn an annual bonus of up to thirty-five percent (35%) of salary if you meet or exceed certain performance standards which will be mutually determined by you, the CEO, and the Compensation Committee, and approved by the Board. Your annual bonus for 2007 shall be pro-rated based on the fact that you will not have worked for the Company for a full calendar year in 2007. The performance standards for 2007 will be mutually determined and approved within thirty (30) days of the Start Date and prior to the beginning of each subsequent calendar year. You will be eligible for an annual bonus for any calendar year only if you remain employed as President as of December 31 of such calendar year. The bonus will be payable within thirty (30) days of the filing by the Company of its Form 10-K for the relevant calendar year. The bonus will be payable in cash, subject to applicable withholding taxes.

5.                                       BENEFITS

You will also be entitled, during the term of your employment, to such employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements. You will also be entitled, during the term of your employment, to paid time off in accordance with the Company’s policies.

6.                                       TERMINATION OF EMPLOYMENT

Your employment may be terminated at any time by you, or by the Company with or without Cause. This at-will employment relationship cannot be changed except in writing signed by both you and the Chairman of the Compensation Committee. The following matters will provide the Company with justification for termination of your employment with “Cause”:

(a)                                  any act by you of fraud or embezzlement;

(b)                                 your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;

(c)                                  any act of dishonesty or misconduct (whether in connection with your responsibilities as an employee of the Company or otherwise) that either materially impairs the Company’s business, goodwill or reputation or materially compromises your ability to represent the Company with the public;  or

(d)                                 your material failure to perform your lawful duties to the Company after receiving written notice from the Company’s Board of Directors describing such failure in reasonable detail.

7.                                       PAYMENTS UPON TERMINATION OF EMPLOYMENT

If you terminate your employment or if the Company terminates your employment with or without Cause, the Company will pay you any accrued and unpaid compensation (subject to normal withholding and other deductions) to the effective date of termination of your employment. If the Company terminates your employment without Cause after the end of any calendar year, but before payment of an annual bonus, you will be entitled to payment of any annual bonus previously awarded to you for the immediately preceding calendar year or, in the absence of any prior award, you will be entitled to consideration of an annual bonus for the immediately preceding calendar year based on compliance with the applicable performance standards.

8.                                       CONFIDENTIALITY AND OTHER AGREEMENTS

With your employment comes the responsibility that you will honor any confidentiality or other agreements you have signed with other entities. If you have any confidential information or trade secrets, written, or otherwise known by you, you agree not to bring them to the Company, and you agree not to use them in any way. You attest that you have not signed any agreement that would prohibit you from working here and that you will fully comply with the provisions of all agreements with prior employers.

9.                                       ADDITIONAL PROVISIONS

The terms described in this letter agreement will be the terms of your employment, and this letter supersedes any previous discussions or offers. This letter agreement will only become effective if the Company sells InfoSpherix by December 31, 2007. If such sale does not occur by that date, this letter agreement will be of no further force or effect. Any additions or modifications of these terms would have to be in writing and signed by you and the Chairman of the Compensation Commission.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Delaware (except their provisions governing the choice of law).

If you agree that this letter agreement evidences our agreement concerning your employment as President, please indicate so by signing both copies of this letter retaining one for your files.

We are very excited about you joining us. I look forward to a productive and mutually beneficial working relationship. Please let me know if I can answer any questions for you about any of the matters outlined in this letter agreement.

ACCEPTANCE

I accept employment as President of Spherix Incorporated under the terms set forth in this letter agreement:

/s/ Robert A. Lodder
Robert A. Lodder, Ph.D.